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                                                                   EXHIBIT 10.42


September 29, 2000


Mr. Paul R. Hamelin
47 Mark Drive
Hawthorne Woods, IL  60047

Dear Paul,

This letter supersedes and replaces our original offer letter sent to you, dated August 9, 2000.

On behalf of Millennium Pharmaceuticals, Inc. (the "Company"), I am pleased to offer you the position of Senior Vice President, Commercial Operations reporting to Mark Levin, CEO.

1. EFFECTIVE DATE: The effective date of your full-time employment with the Company is to be determined upon your formal acceptance of this offer. After discussion with the hiring manager, please contact Shana Stevens at 617-551-7889 to confirm your start date.

2. SALARY: Your base salary will initially be $300,000 per annum. Your salary will be paid periodically in accordance with the Company's payroll procedures. In addition, in accordance with the Company's compensation practices, you will receive, approximately annually, a salary review which will be based on your performance, the Company's performance and such other factors as may be determined by the Company's Board of Directors.

3. SUCCESS SHARING: You will be eligible to participate in the 2000 Millennium Success Sharing cash bonus program, which includes a fixed percentage of salary target for each position. The funding of the target is based on the Company meeting overall goals for 2000. In the event of Company performance below or above target, your personal bonus target may vary. Your individual bonus payment will also vary based on your individual performance. The target for your position is 12% of your annual salary, prorated for your length of active service in the calendar year of 2000. Your manager will work with you to establish your individual goals, which will be the primary factor in determining your bonus payment. Bonus payments will be made to eligible and active employees in March of 2001 for the 2000 Success Sharing Plan.

4. BENEFITS: You and your dependents will be eligible for the Company's standard medical, dental, life insurance, disability benefits and Section 125 cafeteria plan. After the standard waiting periods, you will also be eligible to participate in the Company's 401(k) and Employee Stock Purchase plans. You will accrue vacation at the rate of 1.25 days per month of full-time employment. Standard paid holidays will be observed. Transportation benefits, including a choice of MBTA pass up to $60 or contributory off-site parking, are also available. The Company, however, reserves the right to modify its employee benefit programs from time-to-time.

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Mr. Paul R. Hamelin
September 29, 2000
Page 2

5. EQUITY PARTICIPATION, VESTING OF STOCK: Subject to approval by the Company's Board of Directors, you will be granted a stock option exercisable for 125,000 shares of the Company's Common Stock at an exercise price equal to the current fair market value of the Company's Common Stock as determined by the Company's Board of Directors. This option will vest as to one fourth (1/4) of the shares on the first anniversary of your commencement of full-time employment with the Company and as to one forty-eighth (1/48) of the shares at the end of each full month thereafter until all shares are vested, provided that you remain employed by the Company. In the event of your death or total and permanent disability (as defined in the Internal Revenue Code of 1986, as amended) during the first year of your employment, the initial one-fourth (1/4) of your shares that would have vested at the end of your first year of employment shall vest. In the event of termination of your employment for any reason (except as set forth in the preceding sentence), vesting shall cease. Please refer to the Company's Incentive Stock Plan for complete details. The number of shares subject to this option, and the exercise price (if the exercise price is set by the Millennium Board of Directors prior to the effective date of the split) will be adjusted to reflect the two-for-one stock split approved by the Company's Board of Directors to become effective October 18, 2000.

6. EMPLOYMENT PERIOD: Your employment with the Company will be at-will, meaning that you will not be obligated to remain employed by the Company for any specified period of time; likewise, the Company will not be obligated to continue your employment for any specific period and may terminate your employment at any time, with or without cause.

7. EMPLOYMENT ELIGIBILITY VERIFICATION: Please note that all persons employed in the United States, are required to complete an Employment Eligibility Verification Form on the first day of employment and submit an original document or documents that establish identity and employment eligibility within three business days of employment. For your convenience, we are enclosing Form I-9 for your review. You will need to complete Section 1 and present original document(s) of your choice as listed on the reverse side of the form once you begin work. PLEASE NOTE: THE I-9 FORM AND VALID IDENTIFICATION ARE LEGAL REQUIREMENTS AND MUST BE SUBMITTED WITHIN 3 DAYS OF YOUR START DATE. IF YOU DO NOT SUBMIT THE REQUIRED DOCUMENTATION WITHIN THE 3-DAY TIME FRAME, BY LAW WE CANNOT ALLOW YOU TO CONTINUE TO WORK.

8. PROPRIETARY INFORMATION, NO CONFLICTS: You agree to execute the Company's standard form of Invention, Non-Disclosure and Non-Competition Agreement and to be bound by all of the provisions thereof. You hereby represent that you are not presently bound by any employment agreement, confidential or proprietary information agreement or similar agreement with any current or previous employer that would impose any restriction on your acceptance of this offer or that would interfere with your ability to fulfill the responsibilities of your position with the Company.

9. MEDICAL SURVEILLANCE: As part of Millennium's medical surveillance program, employees are required to have an initial physical, provided by an on-site registered nurse. All laboratory employees working with hazardous chemical, infectious agents, radio labeled materials or animals shall have access to medical attention, including initial and periodic medical exams without cost to

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Mr. Paul R. Hamelin
September 29, 2000
Page 3

     the employee or loss of pay. An employee may refuse an exam if he/she signs a release. If you want to decline from having the initial physical, please notify Human Resources on your first day at New Employee Orientation. Your initial surveillance examination will be scheduled to take place during the first week of your employment.

10. NEW EMPLOYEE ORIENTATION: On the first Monday of your employment with the Company, you should arrive at our 75 Sidney Street at location for New Employee Orientation. Millennium is located at University Park at 75 Sidney Street, and orientation is held on the 1st floor. If taking the MBTA you will get off at the Central Square stop on the Red Line. Directions for driving are enclosed. Millennium will reimburse you for any parking expenses. Orientation will begin promptly at 8:30 a.m.

11. SIGN-ON BONUS: The Company will pay you a bonus of $75,000 per year for two years. The first payment will be made on the date of the first paycheck following commencement of your full time employment. Should you terminate for any reason within 12 months of your starting date after having received you bonus, the Company reserves the right to seek repayment of all or a pro-rata portion of your bonus. The second $75,000 will be paid with the paycheck following the one year anniversary of the commencement of your full-time employment. The Company reserves the right to seek repayment of a pro-rata portion of this bonus should you terminate for any reason during the following 12 months.

12. FORGIVABLE LOAN: The Company will loan you a total of $250,000, payable to you on the date of your first paycheck following commencement of your full time employment. This loan (with interest), which will be forgivable over a four-year period, will be granted pursuant to the terms and conditions of a loan agreement which will be forwarded to you under separate cover. One-fourth of the principal and interest will be forgiven on the one year anniversary of your full-time employment with the Company, and one forty-eighth (1/48) of the loan will be forgiven at the end of each full month thereafter until the entire loan has been forgiven, provided that you remain employed by the Company. In the event of your termination from the Company, the principal balance and interest will be due. The loan will be secured by a second mortgage on your principal residence.

13. RELOCATION EXPENSES: Upon your acceptance of this offer, you are eligible for reimbursement of the following expenses associated with your relocation. SPECIFIC RELOCATION INFORMATION WILL FOLLOW FROM MSI, MILLENNIUM'S RELOCATION COMPANY.

     - Reimbursement for expenses associated with direct-route transportation to Cambridge.
     - The cost of packing, moving, 60 days' temporary storage, and unloading of your household goods and effects using a certified carrier of the Company's choice.
     - Temporary housing for two months upon your arrival in the Boston area or $3,000 (grossed up) lump sum if housing is not used.
     - Destination services provided by Corporate Real Estate Services, a division of Hunneman Coldwell Banker.

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Mr. Paul R. Hamelin
September 29, 2000
Page 4

     - Closing costs (excluding points) on the purchase of a new home, up to 3% of the purchase price, if purchased within 12 months of your date of hire.
     - Closing costs, up to 6% of the sale price, on the sale of your primary residence if sold within 12 months of your date of hire.
     - The Company will provide a lump sum allowance of $2,000 (grossed up) to cover additional relocation related expenses. This sum will be paid to you by MSI once you submit a request for payment. Should you voluntarily resign from the Company within one year of relocating, the Company reserves the right to seek repayment of the entire amount.
     - Up to two house-hunting trips, for up to eight (8) days, for the purpose of locating suitable housing.

Should you voluntarily resign from the Company within one year of relocating, the Company reserves the right to seek repayment of ALL REIMBURSED RELOCATION EXPENSES.

Paul, all of us here at Millennium are very enthusiastic about your commitment to joining the Company and have the highest expectation of your future contributions.

Please indicate your acceptance of the foregoing by signing the enclosed copy of this letter and returning it to Shani Stickney no later than October 6, 2000. After that date, the offer will lapse.

Very truly yours,
MILLENNIUM PHARMACEUTICALS, INC.

/s/ LINDA K. PINE

Linda K. Pine
Sr. Vice President
Human Resources

The foregoing is signed and accepted as of the date first above written by:


/s/ PAUL R. HAMELIN
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Paul R. Hamelin                                     Date